Exhibit 10.5
SOMAXON PHARMACEUTICALS, INC.
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”) is made and entered into effective as of November 1, 2011, and amends the Employment Agreement dated as of September 30, 2011 (the “Employment Agreement”) between Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Michael Allen, an individual (“Executive”). Except as otherwise set forth herein, all capitalized terms have the same meaning as set forth in the Employment Agreement.
W I T N E S S E T H:
Whereas, the Company and Executive desire to amend the Employment Agreement to adjust certain severance payments upon the terms and conditions hereinafter set forth;
Now, Therefore, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound, it is hereby agreed as follows:
1. Amendments to Employment Agreement.
(a) Subsection 7(d)(ii)(C) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“an amount equal to the greater of (1) one-half of Executive’s then-current annual Base Salary (not including any bonus payable), and (2) Executive’s actual Base Salary (not including any bonus payable) for the 12 month period immediately prior to such termination”; and
(b) Subsection 7(d)(iii)(D) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
“subject to Paragraph 22 below, an amount equal to the greater of (1) one-half of Executive’s then-current annual Base Salary (not including any bonus payable), and (2) Executive’s actual Base Salary (not including any bonus payable) for the 12 month period immediately prior to such termination, in either case payable in a lump sum within 10 days following Executive’s Release Effective Date”.
2. Entire Agreement, Amendments.
(a) No amendment or modification of this Amendment shall be effective unless set forth in a writing signed by the Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Amendment shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the waiving party.
(b) This Amendment, together with the Employment Agreement and the documents referred to herein and therein, sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements. Except as expressly provided for in this Amendment, no other term or provision of the Employment Agreement is amended or modified in any respect.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.
4. Headings, Etc. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Amendment. Unless otherwise provided, references herein to Paragraphs refer to Paragraphs of this Amendment.
5. Construction. Each party has cooperated in the drafting and preparation of this Amendment. Therefore, in any construction to be made of this Amendment, the same shall not be construed against any party on the basis that the party was the drafter.
(Signature Page Follows)

In Witness Whereof, the parties have executed this Amendment as of the date first above written.

COMPANY: Somaxon Pharmaceuticals, Inc.
By:	/s/ Richard W. Pascoe
	Name:	Richard W. Pascoe
	Title:	President and Chief Executive Officer

EXECUTIVE:
/s/ Michael Allen
Michael Allen

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